Exhibit 99.1

Stewart Reports Results for the Fourth Quarter 2015

- Total operating revenues decreased 3.3 percent

- Total title revenues comparable to prior year quarter

- Title segment pretax income increased $9.3 million or 20.4 percent

- Title segment pretax margin of 12.1 percent, up from 10.2 percent in prior year quarter

- Commercial revenues increased 9.1 percent

HOUSTON, Feb. 11, 2016 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net income attributable to Stewart of $2.6 million, or $0.11 per diluted share, for the fourth quarter 2015 compared to net income attributable to Stewart of $11.9 million, or $0.49 per diluted share, for the fourth quarter 2014.

Pretax income for the fourth quarter 2015 was $3.1 million as compared to pretax income of $16.0 million for the fourth quarter 2014.

Earnings during the fourth quarter 2015 were impacted by:

  Charges recorded in the mortgage services segment of $3.7 million, primarily related to our previously announced plan to exit the delinquent loan servicing operations,
  $1.8 million recorded in the title segment primarily for severance and intangible asset impairment,
  $1.7 million recorded in the corporate segment related primarily to severance and residual contracts resulting from our previously reported cost management program,
  Non-operating realized losses of $2.7 million recorded in the corporate segment, and
  $2.2 million, or $0.09 per diluted share, of income tax benefits, including $1.4 million for state tax loss carryforwards and $0.8 million for a deferred tax asset valuation allowance release.

Earnings during the fourth quarter 2014 were impacted by:

  Aggregate costs of $5.1 million recorded in the corporate and mortgage services segments related to the integration of acquisitions and the cost management program,
  $3.5 million of litigation-related accruals in the title segment,
  Non-operating net realized gains of $5.2 million recorded in the corporate and mortgage services segments, and
  $5.5 million, or $0.23 per diluted share, of income tax benefits primarily from the partial release of a deferred tax asset valuation allowance.

Adjusted EBITDA, as presented in the accompanying financial table, declined to $20.8 million in the fourth quarter 2015 compared to $28.3 million in the prior year fourth quarter.

"Although total title revenues were essentially the same as last year's fourth quarter, the segment's pretax income increased $9.3 million, or 20.4 percent, compared to last year's fourth quarter," said Matthew W. Morris, chief executive officer. "Pretax margin expanded from 10.2 percent to 12.1 percent in the fourth quarter. "This improvement in earnings is attributable both to savings from the cost management program completed in 2015 and to the rationalization of our network of direct offices. We closed 2015 on a positive note in our title operations notwithstanding the effects of the new integrated disclosure requirements known as 'Know Before You Owe', which became effective October 3, 2015."

"As anticipated, our mortgage services segment continues to experience rapidly falling revenues from its delinquent loan servicing operations, the elimination of which will be complete in the first quarter 2016 as we announced in the second quarter 2015," continued Morris. "Also, centralized title revenues declined as underlying demand for refinancing and default-related title services waned. Comparisons to prior year results for the segment are influenced by certain charges and realized gains. Excluding the effects of those items, the segment posted a pretax loss of $8.8 million in the fourth quarter 2015 compared to pretax income of $1.7 million in the fourth quarter 2014. The lower pretax results are due to the loss from the operations being exited as well as declining revenues from centralized title. In addition to finalizing the exit of the delinquent loan servicing operations, we are working aggressively to position the remaining operations of the segment to operate profitably in the second quarter 2016."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Fourth Quarter		Twelve Months
	2015	2014	2015	2014

Total revenues	497.4	522.3	2,033.9	1,870.8
Pretax income before noncontrolling interests	3.1	16.0	9.7	51.8
Income tax (benefit) expense	(2.1)	1.9	5.7	13.5
Net income (loss) attributable to Stewart	2.6	11.9	(6.2)	29.8
Net income (loss) per diluted share attributable to Stewart	0.11	0.49	(0.26)	1.24

Title Segment
Our title segment revenues for the fourth quarter 2015 were $453.3 million, an increase of about 1.0 percent from the fourth quarter 2014 and a decrease of 9.8 percent from the third quarter 2015. In the fourth quarter 2015, the title segment generated pretax income of $54.9 million (12.1 percent margin), compared to fourth quarter 2014 pretax income of $45.6 million (10.2 percent margin). Fourth quarter 2015 results included $1.8 million of severance and asset impairment charges, while fourth quarter 2014 results included the $3.5 million litigation-related accruals mentioned above. Following the usual pattern, fourth quarter 2015 pretax income decreased sequentially from $77.9 million (15.5 percent margin) in the third quarter 2015.

"Although we saw a sharp decline in closed residential orders in November compared to October, which we believe was largely due to the impact of the new integrated disclosure rules, closed orders rebounded strongly in December," continued Morris. "As a result, total closed residential orders for the quarter declined only modestly compared to the year ago quarter. Nonetheless, continued growth in commercial revenues, as well as our focus on cost management, enabled us to overcome the increased employee expenses incurred as a result of the 'Know Before You Owe' implementation, resulting in an expanded pretax margin. We are very pleased with the progress our title segment has made over the last two years and are confident in its ability to generate future revenue growth and improving margins. We maintain our focus on disciplined and accountable sales growth, regularly and rigorously evaluating office performance, seeking profitable agency relationships and emphasizing commercial growth."

Revenues from direct operations for the fourth quarter 2015 increased by about 1.0 percent compared to the same quarter last year, but, following the usual seasonal pattern, were down 9.1 percent from the third quarter 2015.

Direct revenue information (including revenues from centralized title services) is presented below (dollars in millions):

	Three Months Ended December 31,
	2015	2014	% Change

Commercial
Domestic	48.7	44.8	8.7%
International	6.5	5.8	12.1%
Non-commercial
Domestic	144.5	146.0	(1.0)%
International	21.3	22.6	(5.8)%

Total Direct Revenues	221.0	219.2	0.8%

International revenues grew on a local currency basis; however, the strengthening of the U.S. dollar resulted in the net decline in international non-commercial revenues shown above. Revenues from independent agency operations decreased by about 1.0 percent in the fourth quarter 2015 compared to the fourth quarter 2014 and decreased 10.7 percent from the third quarter 2015. Net of agency retention, fourth quarter 2015 independent agency revenues increased 1.5 percent compared to the fourth quarter 2014, and declined sequentially 8.8 percent compared to the third quarter 2015.

Total orders closed in the fourth quarter 2015 decreased slightly (1.5 percent) compared to the fourth quarter 2014. Detailed open and closed order information is provided in the accompanying financial tables, breaking out orders by categories and months. Although international commercial orders are included in the commercial category, only closed orders are represented in the open and closed order totals and international non-commercial orders are not included.

Mortgage Services Segment
Revenues generated by our mortgage services segment were $42.2 million for the fourth quarter 2015, decreasing 39.8 percent compared to $70.1 million in the fourth quarter 2014. Fourth quarter 2014 revenues included net realized gains of $6.2 million. Sequentially, revenues decreased 14.0 percent compared to the third quarter 2015. Relative to the fourth quarter 2014, the revenue decline is primarily attributable to expected declines within our delinquent loan servicing operations, falling market activity for certain centralized title products, including refinancing transactions and default-related title, and the impact of the sale of a small subsidiary in the fourth quarter 2014.

We continued to execute our previously announced exit of the delinquent loan servicing operations and we still anticipate the orderly wind-down and final exit of these operations by the end of the first quarter 2016. $2.9 million of exit-related costs were incurred during the fourth quarter, including $1.1 million of accelerated depreciation charges. To date, exit-related costs are approximately $3.5 million, and we expect the total charge to be incurred related to exiting these operations to be $5 million to $7 million. We finalized our review for impairment of goodwill and other intangibles associated with the segment and recorded an additional non-cash charge of $0.7 million ($0.6 million net of tax).

The mortgage services segment reported a pretax loss of $12.5 million in the fourth quarter 2015 compared to pretax income of $7.4 million in the fourth quarter 2014 and a pretax loss of $43.4 million in the third quarter 2015 (which included a goodwill impairment charge of $35.0 million). Fourth quarter 2015 results for the segment include the additional $0.7 million goodwill impairment charge and $3.0 million of other non-operating charges, primarily relating to exiting the delinquent loan servicing operations, while fourth quarter 2014 results included $6.2 million of net realized gains, partially offset by $0.6 million of aggregate charges relating to integration of acquisitions and the cost management program. These items represent approximately $9.3 million of the $19.9 million overall decline in pretax earnings relative to the prior year quarter, with the remainder of the decline due to decreased revenues.

"As noted in prior quarters this year, the delinquent loan servicing operation will continue to negatively affect profitability in the first quarter 2016," concluded Morris. "With an expected sharp decline in refinancing originations in 2016, as well as ongoing reduction in the number of delinquent and defaulted loans, we anticipate centralized title revenues associated with these transactions to decline as well. While we have seen new client growth, our operational focus in 2016 will be targeting cost reductions and scalable efficiencies to return this segment to profitability in the second quarter 2016."

Expenses
Employee costs for the fourth quarter 2015 decreased 4.2 percent from the fourth quarter 2014 and decreased sequentially 3.2 percent from the third quarter 2015. These reductions were the results of our previously announced cost management program as well as reductions in force tied to volume declines in certain business units. Average headcount decreased approximately 6.0 percent and 3.2 percent from the fourth quarter 2014 and third quarter 2015, respectively. Fourth quarter 2015 employee costs include $2.2 million of severance charges, while the fourth quarter 2014 results included $0.8 million of severance charges. As a percentage of total operating revenues, employee costs were 32.2 percent, an improvement of 30 basis points compared to 32.5 percent in the prior year quarter and an increase of 230 basis points compared to 29.9 percent in the third quarter 2015. Excluding severance charges, employee costs as a percentage of operating revenues were 31.8 percent, 32.4 percent and 29.8 percent for the fourth quarters 2015 and 2014 and the third quarter 2015, respectively.

Other operating expenses for the fourth quarters 2015 and 2014 were comparable, while other operating expenses for the fourth quarter 2015 decreased 4.4 percent sequentially from third quarter 2015. During the quarter, we incurred other operating expenses associated with residual cost management consulting services aggregating $1.3 million. During the fourth quarter 2014, we incurred an aggregate of $4.2 million of other operating expenses related to acquisition integration and the cost management program as well as $3.5 million of litigation-related accruals. As a percentage of total operating revenues, other operating expenses were 19.3 percent, 18.5 percent, and 18.1 percent in the fourth quarters 2015 and 2014 and the third quarter 2015, respectively, with the fourth quarter 2015 ratio being unfavorably influenced by lower operating revenues.

As a percentage of title revenues, title losses were 5.9 percent in the fourth quarter 2015, 6.6 percent in the fourth quarter 2014 and 5.0 percent in the third quarter 2015. Title loss expense decreased to $27.7 million in the fourth quarter 2015 compared to $31.3 million in the fourth quarter 2014. The title loss ratio in any given quarter can be significantly influenced by changes in title revenues, insurance recoveries, new large claims incurred, escrow losses and adjustments to reserves for existing large claims. Total balance sheet policy loss reserves were $462.6 million at December 31, 2015.

Depreciation and amortization expense was $8.3 million in the fourth quarter 2015, compared to $8.2 million in the fourth quarter 2014 and $7.6 million in the third quarter 2015. Included in the fourth quarter 2015 and the third quarter 2015 were $1.1 million and $0.4 million, respectively, of accelerated depreciation charges relating to our exit from the delinquent loan servicing operations.

Other
Cash provided by operations was $14.9 million in the fourth quarter 2015 compared to $49.6 million for the same period in 2014, a decline of $34.7 million. The decline was primarily related to an increase in claims payments in the fourth quarter 2015, while the fourth quarter 2014 included the receipt of a partial recovery related to a large loss.

During the fourth quarter 2015, we declared and paid a dividend of $0.30 per common share in connection with the recently announced increase in our annual dividend to $1.20 per common share starting in the fourth quarter. We remain committed to returning capital to stockholders on a regular basis while maintaining our ratings and a capital base that supports the growth in our business and our obligations to our policyholders.

Fourth Quarter Earnings Call
Stewart will hold a conference call to discuss the fourth quarter 2015 earnings at 8:30 a.m. Eastern Time on Thursday, February 11, 2016. To participate, dial (888) 632-3382 (USA) and (785) 424-1677 (International) - access code STCQ415. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on February 11, 2016 until midnight on February 18, 2016, by dialing (800) 839-5687 (USA) or (402) 220-2569 (International). The access code is also STCQ415.

About Stewart
Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; our exit of the delinquent loan servicing business lines and the wind down of these operations; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF OPERATIONS (In thousands of dollars, except per share amounts and except where noted)

	Three months ended December 31 (Unaudited)		Year ended December 31
	2015	2014	2015	2014
Revenues:
Title insurance:
Direct operations	220,971	219,186	897,118	808,327
Agency operations	249,339	251,356	991,332	906,062
Mortgage services	25,076	41,959	129,954	132,891
Investment income	4,114	4,218	16,850	16,806
Investment and other (losses) gains - net	(2,097)	5,601	(1,369)	6,744
	497,403	522,320	2,033,885	1,870,830
Expenses:
Amounts retained by agencies	201,953	204,678	809,564	738,649
Employee costs	159,668	166,730	658,266	624,326
Other operating expenses	95,399	94,841	381,954	347,276
Title losses and related claims	27,672	31,284	106,265	81,305
Impairment of goodwill	749	-	35,749	-
Depreciation and amortization	8,286	8,156	30,298	24,226
Interest	571	590	2,096	3,236
	494,298	506,279	2,024,192	1,819,018
Income before taxes and noncontrolling interests	3,105	16,041	9,693	51,812
Income tax (benefit) expense	(2,084)	1,911	5,650	13,503
Net income	5,189	14,130	4,043	38,309
Less net income attributable to noncontrolling interests	2,584	2,267	10,247	8,556
Net income (loss) attributable to Stewart	2,605	11,863	(6,204)	29,753

Net income (loss) per diluted share attributable to Stewart	0.11	0.49	(0.26)	1.24
Diluted average shares outstanding (000)	23,413	24,391	23,544	24,710

Segment information:
Title revenues	453,253	449,262	1,805,267	1,660,001
Title pretax income before noncontrolling interests	54,933	45,644	225,238	184,016

Mortgage services revenues	42,177	70,115	212,934	194,018
Mortgage services pretax (loss) income before noncontrolling interests	(12,521)	7,358	(56,645)	6,364

Corporate revenues	1,973	2,943	15,684	16,811
Corporate pretax loss before noncontrolling interests	(39,307)	(36,961)	(158,900)	(138,568)

Selected financial information:
Cash provided by operations	14,917	49,582	80,514	64,919
Other comprehensive (loss) income	(2,657)	(541)	(16,512)	1,673

	December 31, 2015	December 31, 2014

Stockholders' equity	637,128	700,453
Number of shares outstanding (000)	23,341	24,006
Book value per share	27.30	29.18

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)

	December 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	179,067	200,558
Short-term investments	39,707	25,042
Investments in debt and equity securities available-for-sale, at fair value	579,849	580,103
Receivables – premiums from agencies	36,393	42,929
Receivables – other	55,111	64,938
Allowance for uncollectible amounts	(9,833)	(9,193)
Property and equipment, net	71,369	75,353
Title plants, at cost	75,743	76,779
Goodwill	217,722	251,868
Intangible assets, net of amortization	18,075	26,311
Deferred tax assets	4,949	800
Other assets	53,435	56,990
	1,321,587	1,392,478

Liabilities:
Notes payable	102,399	71,180
Accounts payable and accrued liabilities	118,082	111,965
Estimated title losses	462,622	495,395
Deferred tax liabilities	1,356	13,485
	684,459	692,025

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common Stock and additional paid-in capital	180,385	203,563
Retained earnings	455,519	479,733
Accumulated other comprehensive (loss) income	(3,957)	12,555
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	629,281	693,185
Noncontrolling interests	7,847	7,268
Total stockholders' equity	637,128	700,453
	1,321,587	1,392,478

Monthly Order Counts:
Opened Orders 2015:	Oct	Nov	Dec	Total	Closed Orders 2015:	Oct	Nov	Dec	Total
Commercial	3,802	3,609	3,662	11,073	Commercial	2,736	2,445	3,136	8,317
Purchase	19,513	16,161	14,597	50,271	Purchase	15,978	12,589	15,747	44,314
Refi	14,140	11,354	11,169	36,663	Refi	10,186	7,653	8,678	26,517
Other	1,536	1,149	1,086	3,771	Other	1,346	1,105	1,079	3,530
Total	38,991	32,273	30,514	101,778	Total	30,246	23,792	28,640	82,678

Opened Orders 2014:	Oct	Nov	Dec	Total	Closed Orders 2014:	Oct	Nov	Dec	Total
Commercial	4,700	3,694	4,147	12,541	Commercial	2,790	2,355	3,050	8,195
Purchase	20,959	16,572	16,935	54,466	Purchase	16,470	13,231	15,803	45,504
Refi	15,103	10,003	13,055	38,161	Refi	8,784	6,704	9,757	25,245
Other	2,296	1,704	2,139	6,139	Other	1,917	1,304	1,764	4,985
Total	43,058	31,973	36,276	111,307	Total	29,961	23,594	30,374	83,929

Adjusted EBITDA (dollars in millions)

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) net income (loss) after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization (EBITDA), and (2) adjusted EBITDA, reflecting non-operating costs such as severance, consulting and third-party provider transition costs, as well as impairment charges, litigation expenses and prior policy year reserve adjustments. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following table reconciles the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three and twelve months ended December 31, 2015 and 2014.

	Fourth Quarter			Year Ended December 31
	2015	2014	% Chg	2015	2014	% Chg

Revenues	497.4	522.3		2,033.9	1,870.8
Less: Net realized (gains) losses	2.1	(5.6)		1.4	(6.7)
Adjusted revenues	499.5	516.7	(3.3)%	2,035.3	1,864.1	9.2%

Net income (loss) attributable to Stewart	2.6	11.9		(6.2)	29.8
Noncontrolling interests	2.6	2.3		10.2	8.5
Income taxes	(2.1)	1.9		5.7	13.5
Income (loss) before taxes and
noncontrolling interests	3.1	16.1		9.7	51.8
Non-operating charges	4.4	6.3		38.4	15.7
Litigation expense	-	3.5		6.0	18.3
Impairment charges on goodwill	0.7	-		35.7	-
Other impairment charges	3.7	1.0		4.5	1.0
Nonrecurring gains - net	-	(7.4)		-	(7.4)
Prior policy year reserve adjustments, net	-	-		(7.3)	(21.3)
Adjusted income before taxes
and noncontrolling interests	11.9	19.5		87.0	58.1
Depreciation & amortization*	8.3	8.2		30.3	24.2
Interest expense	0.6	0.6		2.1	3.2

Adjusted EBITDA	20.8	28.3	(26.5)%	119.4	85.5	39.6%

*Includes $1.1 million and $1.5 million accelerated depreciation charges for the fourth quarter and twelve months 2015, respectively.

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360